Exhibit 99.1

AND TRUST FINANCIAL CORP.

February 20, 2018

Dear Shareholders:

Each year, I wrestle with the fact that we announce our annual earnings early in the first quarter, publish our 10-K with our shareholder letter at the end of March and meet with you in late May to comment on the prior year’s results and our plans for the current year. By that time, last year is old news and this year is well underway. In fact, last year is already old news right now. We have been focusing on executing our plans and achieving our goals for 2018 for over a month now.

At least for this year, we want to take this opportunity early in the New Year to provide more information on our performance and plans to provide the kind of context and commentary you might get if we were sitting across the table from one another. A letter seemed better suited to that purpose than a presentation document. We have tried to anticipate some of the questions you might ask if we were in fact in a room together having a conversation.

Let me start by affirming our goals to generate a return on equity in excess of 10% and build a business that can grow earnings sustainably in the high single digits beginning for the full year of 2019. We believe that by achieving that level of profitability, we can be in the position to pay a meaningful dividend to shareholders and generate sufficient capital to grow earnings and produce attractive long-term shareholder returns. We shared these goals in 2015, 2016 and 2017 in various shareholder communications, and we believe that we are on track to accomplish them.

We had many positive accomplishments and continued momentum in most areas during 2017. We need, and expect, to do better in a few areas as well.

•	We continued to achieve very strong organic loan growth
o	Growth in total loans held for investment was 9.4%.
o	When you exclude the purchased student and USDA portfolios, which we are allowing to amortize off, we grew our core commercial and consumer loans 12.1%.
o	From December 2015 to December 2017, we have increased our core commercial and consumer loans 27.4% and total loans held for investment 20.2%.
o	We are achieving our growth in the loan categories that we have been targeting – business loans, owner occupied commercial mortgages, loans on income producing properties and consumer loans like equity lines and auto loans.

o	We have built a team of highly experienced commercial bankers, analysts and credit officers who are winning new business based on our ability to move quickly and find win-win solutions for our clients and the bank.
o	We have established ourselves as one of the top SBA lenders in Virginia among community banks.
o	Core loan growth was particularly strong during the fourth quarter (32.5% annualized) when we were fully staffed in commercial banking in Richmond and had Williamsburg up and running. We hired five new commercial bankers in these locations from July 1 to December 31. We also had excellent referral activity from our Board of Directors during the quarter.
o	Core loan growth is important because our core commercial and consumer loans were yielding 4.99% in December, whereas our government guaranteed student loans were yielding 3.61% in the December and government guaranteed USDA loans were yielding 2.57% in December.
o	We do not expect to sustain that fourth quarter pace of growth for all of 2018, but we brought substantial momentum into the New Year and are budgeting for core loan growth of 14% during 2018 as our Richmond team continues to take ground and Williamsburg hits its stride. We are actively recruiting to add one additional commercial relationship manager in Williamsburg in 2018. We believe that economic and business conditions in our markets will remain solid and improving in 2018.

•	We again delivered exceptional growth in low cost relationship deposits
o	Non-interest bearing account balances increased 13.0% in 2017 (up 33.6% during the last two years)
o	Non-interest bearing, interest checking, savings and money market account balances, all of which we refer to as low cost relationship deposits, increased 11.9% in 2017 (up 27.1% during the last two years).
o	Non-interest bearing accounts now account for 25.4% of total deposits, up from 14.6% in 2013.
o	Transaction accounts (all types of checking accounts) now represent 37.1% of total deposits, up from 25.8% in 2013.
o	We have successfully focused on winning and growing commercial and consumer relationships to drive deposit growth. We have not used pricing as a tool to attract rate sensitive money market or time deposits.
o	Low cost relationship deposit growth is important because in order to become a top performing bank, we need to expand our net interest margin and most of our opportunity to improve margins has been on the funding side for the last several years. In addition to being a low cost source of funding, transaction accounts produce fee income.

•	We grew net interest income at a double digit rate and expanded our net interest margin
o	This improvement was driven by the strong loan and low cost deposit growth noted above, repositioning our securities portfolio, and rising short term interest rates. We remain asset sensitive and expect to benefit from the December 2017 increase in the Fed Funds target and any further interest rate increases during 2018.
o	We improved our net interest margin from 3.43% in the fourth quarter of 2016 to 3.66% in the fourth quarter of 2017.

o	We ended the year with our securities portfolio about where we want it – a portfolio equal to roughly 10% of our total assets invested in high quality and highly liquid securities with a duration of five years or less and structured to have a portion of the portfolio repricing each year.
▪	We have approximately $4 million of investment grade bank subordinated debt in our investment portfolio yielding just over 5%. We do not think of these securities as core liquidity. They serve as a quality investment with an attractive risk adjusted return and some level of liquidity in normal markets.
▪	As you can see from our call report, outside of this subordinated debt investment, we have not ventured into commercial mortgage backed securities, municipals, corporate debt or long duration securities.
▪	With the work we have done to restructure our securities portfolio over the past 18 months, we have improved the yield on the portfolio to 2.00% in December from 1.28% for all of 2016.

•	We successfully launched our Williamsburg market venture
o	We have an excellent team of bankers and an exceptionally strong and diverse Advisory Board in Williamsburg
o	During the first six months of lending operations and three of deposit taking, we exceeded our deposit goals and came up just short of our loan goals. Pipelines are strong in all areas as we begin 2018.
o	We are looking to add one more commercial banker and one or more mortgage bankers in that market.
o	We are budgeting for that operation to begin earning a profit each month during the second half of 2018.

•	We expect that when all financial statements have been filed, our organic loan and low cost deposit growth and net interest margin expansion will rank near the top among community banks in the Commonwealth of Virginia for 2017. Wherever we rank, our core loan and low cost deposit growth will allow us to drive increases in earnings, efficiency and shareholder value in 2018 and beyond.

In terms of areas in which we need, and expect, to do better:

•	We had an off year in mortgage banking, but we have taken the actions that we believe will position us to return to the profitability levels we have historically achieved.
o	Our long-time President of Village Bank Mortgage retired in early 2017. The successor we hired was a very capable mortgage banker and leader who introduced a number of improvements, but in the end, was not the right fit for our strategy and team. As a result, we lost some key producers during the first half of the year. That hiring mismatch is on me, and is what prompted the leadership change in Village Bank Mortgage in December.
o	We believe that we have taken the necessary actions to get back on track.
▪	Our mortgage bankers and leadership team are well respected in our markets.
▪	Our new President of Village Bank Mortgage, Clif Winn, has experience in risk management, secondary marketing, operations and production. He was already a member of the mortgage company executive team. He is a trusted leader and respected mortgage banker inside and outside the Company.

▪	During 2017 we hired Doug Schuhle as head of production. He was a very successful production leader at Movement Mortgage. Earlier in his career, he was among the top producers in the nation for GMAC. At Movement, he trained loan officers around the country. He has brought talent, passion and ideas for growing the business that have moved the business forward and excite us about the prospects for mortgage.
▪	We have a strong value proposition for realtors, builders, borrowers and loan officers. If you check out our Village Bank Mortgage website (www.villagebankmortgage.com), you will see feedback from some of them.
▪	During 2017 we implemented a paperless process that allows us to staff more efficiently and close and sell loans more quickly.
▪	We introduced a pre-approval process and appraisal assurance program that has been very well received by the realtor community and by homebuyers.
▪	We increased mortgage referrals from retail banking and have a much greater opportunity to serve the mortgage banking needs or our bank client base.
▪	We had success recruiting loan officers (our new production head and five of our current producers were recruited during the last 12 months) and need to recruit three to four experienced loan officers each year to achieve our goals.
▪	We have a solid business mix and platform. Our production is driven by home purchases (85% of volume) vs. refinances and a balanced blend of government and conventional loans. We sell almost every mortgage servicing released to investors. Loan officers work on commission. We have an excellent track record in our compliance and risk management functions, and our operations team is viewed as an asset by insiders and others in the local market who know us well.
▪	After a challenging year in 2017, I am optimistic about what we can accomplish in mortgage during 2018 and 2019. We earned $43,000 pretax in 2017 and expect that we can rebuild profitability back to levels comparable to 2016 and prior years (generally in excess of $1,000,000 pretax and as high as $2,400,000 pretax).
o	As we have said before, we want to be a high performing bank that owns a high performing mortgage company that can contribute 25-35% of our overall pretax earnings. We want each part of the Company to be very successful in its own right.

•	Service charges and noninterest income in the bank were flat in 2017, and we need to continue to grow this revenue stream to achieve our targeted earnings relative to assets and equity (Return on Assets, or ROA, and Return on Equity, or ROE). Keep in mind that we historically had rental income and other activity related to our old headquarters building flowing through noninterest income. This is where we report service charges and gains on the sale of mortgage loans to investors.
o	We are implementing a number of initiatives in 2018 to grow bank non-interest income, including:
▪	Updating pricing on deposit services to bring us in line with the market
▪	Marketing initiatives aimed at increasing utilization rates on our debit card

▪	Rolling out consumer and business credit cards, which will help grow interchange income
▪	Exploring selling some of the guaranteed portion of our SBA loans now that we have achieved consistent production levels
▪	Engaging a consulting group to help identify additional revenue opportunities
o	We understand the importance of growing noninterest income in order to achieve our return on equity goals.

•	We need to continue our work to achieve productivity and efficiency levels of higher performing banks and will work in 2018 to help you understand the cost structure of the bank versus the mortgage company.
o	We are budgeting for core bank expenses in 2018 to be in line with higher performing peers (banks that earn a 1%+/- ROA and 10%+/- ROE) that operate in mid-size metropolitan markets like Richmond and will target further improvement in 2019.
o	We are working to control expense growth by taking actions such as:
▪	Using any staff retirements and departures to reduce headcount wherever practical
▪	Moving our audit and tax work to a reputable regional firm that specializes in community banks (Yount, Hyde & Barbour, P.C.)
▪	Identifying cost saving opportunities in our data process contracts. The fees for these services grow with our loan and deposit volumes, not with inflation. We are working hard to keep account data cleaned up, restructure reporting needs and repackage our product offerings to slow the growth rate in these charges.
▪	We moved the servicing of our student loan portfolio to another servicer and negotiated lower servicing fees in the process.
o	Keep in mind that our expense base, efficiency ratio and productivity metrics are heavily impacted by Village Bank Mortgage, which is a high efficiency ratio business.
▪	The efficiency ratio is essentially noninterest expenses divided by the sum of net interest income and noninterest income (expenses divided by revenues). A lower ratio means higher profit margins and is better. We are targeting a consolidated efficiency ratio of 75% or less for 2019.
▪	In good years, mortgage banking will carry an efficiency ratio of approximately 85%. In 2017, it carried an efficiency ratio of 99% because production volumes were lower and we had substantial hiring and retention costs.
▪	At 12/31/2017, 53 of our 157 employees served mortgage banking
▪	Non-interest expenses related to Village Bank Mortgage were $6.3 million in 2017, $6.3 million in 2016 and $6.1 million in 2015.
o	Our efficiency ratio is a product of the revenues we produce and the expenses we incur.
▪	To generate a satisfactory efficiency ratio, we needed to simultaneously expand net interest margins, grow net interest income, grow noninterest income and reduce expenses.
▪	Progress on revenue components requires investment in talent and product capabilities and time to achieve sustainable improvement.
▪	So we focused on improving net interest income relative to our assets, noninterest income relative to our assets and noninterest expense relative to our assets. As we improve in each area, our efficiency ratio improves.

Looking forward:

•	We believe that we have now built a balance sheet, cost structure and business lineup that is capable of generating a high return on assets and equity.
o	When we began this journey of transformation in 2013, we had a balance sheet and cost structure that could never generate high returns.
▪	We had very elevated nonperforming asset levels.
▪	We were heavily reliant on high cost retail certificates of deposit and wholesale funding (brokered deposits and borrowings from the Federal Home Loan Bank).
▪	We were carrying excess liquidity that was earning a very low return and which we needed to deploy over time into higher yielding commercial and consumer loans.
▪	We had substantial long duration securities in our investment portfolio. We needed to reposition the portfolio in a market with historically low rates, a flat yield curve and in an environment in which rates were expected to rise. We have since repositioned our portfolio to a laddered portfolio with a duration of five years or less. The result was that our returns on our investment portfolio were going to lag peers for a period of time.
▪	We had the cost structure of a much larger bank because we were in fact a much larger bank before the recession. We had 13 branches, 202 employees, and significant overhead and talent committed to executing our problem asset resolution efforts. We now have 10 branches, 157 employees and normal levels of problem assets.
▪	We needed to build a commercial banking team that could produce the volume and types of quality loans required to be a strong community bank. We needed to build market awareness of who we were and what we could offer. We have done that and the loan and deposit growth over the last two years is evidence of that progress.
o	We put together a strategic plan and a team to address all of these challenges and build a company that was capable of producing sustainable top quartile returns for shareholders over the long term. We have made substantial progress and believe that we are well positioned to finish the job in 2018 and 2019.
o	Below you will find some metrics that help highlight progress to date and our targets for 2019:

	Village 2013	Village 2014	Village 2015	Village 2016	Village 2017	Village 2019 Target
Bank & Holding Company Net Interest Income/Average Assets	3.09%	2.90%	2.88%	3.03%	3.15%	>3.45%
Bank & Holding Company Noninterest Income/Average Assets	.77%	.62%	.76%	.86%	.44%	>.55%
Mortgage NIBT/Average Assets	.33%	(.03%)	.24%	.29%	.01%	>.30%
Bank & Holding Company Noninterest Expense/Average Assets	4.78%	3.71%	4.20%	3.63%	3.28%	<3.00%

o	Note that noninterest income for 2013-2016 included rental income on our old headquarters building.
o	If we achieve these targeted metrics in 2019, it should allow us to produce a return on average assets of approximately .95% and a return on average common equity of between 11% and 12%.
o	To accomplish this, we are focused on the following:
▪	Sustaining commercial and consumer loan growth momentum
▪	Driving growth in low cost deposits by winning and growing commercial and consumer banking relationships
▪	Liquidating low yielding assets to fund loan growth when that makes financial sense. This is why we sold low yielding securities at a small loss in December.
▪	Implementing the bank noninterest income initiatives outlined earlier
▪	Rebuilding mortgage production and earnings as described earlier
▪	Executing the noninterest expense initiatives outlined above
o	A word on retirements. You will have noticed that three directors retired during 2017; and Harril Whitehurst, our Chief Financial Officer, is retiring this spring.
▪	Harril was ready to retire and spend time with his wife and family. For the past three years, we have been grooming an internal candidate to be his successor and expect to be formally naming our next CFO before Harril’s retirement date.
▪	The Director retirements were part of the Board’s plan to reduce the overall size of the board to be more consistent with our peers while bringing in new and diverse experiences and perspectives that we need to succeed going forward. We also ask that our board members refer business to the bank, and will be expecting that from new directors. We would anticipate additional retirements in the next few years as well as some new faces on the board who can help us achieve our goals.

Obviously, there are no guaranties that we will accomplish all of this, but we want you to understand our goals and our plans for achieving them.

This is a lot of information and I hope that it is helpful. Because we are sharing information about our plans and objectives for the future, we are including the forward-looking statement disclaimer that you would typically see in our presentations.

Thank you for your support and your investment in our company.

Sincerely yours,

/s/ William G. Foster
William G. Foster
President and Chief Executive Officer
Village Bank and Trust Financial Corp.

Forward-Looking Statements

In addition to historical information, this letter may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,”, “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov. For further information contact C. Harril Whitehurst, Jr., Executive Vice President and CFO at 804-897-3900 or hwhitehurst@villagebank.com.